                                                                    EXHIBIT 99.1

                                                                   NEWS RELEASE

                              The Investor Relations Company serves as investor relations counsel to this company, is acting on the company's behalf in issuing this news release and receiving compensation therefor. The information contained herein is furnished for information purposes only and is not to be construed as an offer to buy or sell securities.

[FIRST BANCTRUST CORPORATION LETTERHEAD]

For:  First BancTrust Corporation
      206 S. Central Avenue
      Paris, IL 61944
      (217) 465-6381

For further Information:

At First BancTrust:                           At The Investor Relations Company:
Terry J. Howard                               Brien Gately or
President and Chief Executive Officer         Karl Plath
(217) 465-0260                                (847) 296-4200


FOR IMMEDIATE RELEASE


FIRST BANCTRUST CORPORATION DECLARES 2-1 STOCK SPLIT


PARIS, ILLINOIS, APRIL 19, 2004--First BancTrust Corporation (Nasdaq: FBTC) today announced its board of directors has declared a 2-1 split of its common stock to be distributed in the form of a stock dividend on May 21, 2004, to shareholders of record on April 30, 2004. The stock dividend is in addition to the bank holding company's regular quarterly cash dividends. The indicated annual dividend will be 20 cents per share after the split, when First BancTrust will have approximately 2.5 million shares of common stock outstanding.

"While the split will have no direct effect on the value of our shareholders' positions in First BancTrust, we feel increasing the number of shares available will contribute to enhanced liquidity of the stock and make it more attractive to institutional investors," said President and Chief Executive Officer Terry J. Howard, speaking at today's annual meeting of shareholders. "Additionally, the expected proportionate lowering of the individual share price immediately after the split should make purchasing the stock more attainable for individual investors."

Howard said investors actually holding First BancTrust stock certificates would be mailed stock certificates for the appropriate number of additional shares on the distribution date. Investors whose shares are deposited in a brokerage account will receive a notice from their broker when the account is credited with the new shares. Illinois Stock Transfer Company, First BancTrust's transfer agent, is overseeing the distribution.

First BancTrust Corporation is a holding company that owns all of the capital stock of First Bank & Trust, S. B., an Illinois-chartered savings bank that conducts business from its main office located in Paris, Illinois, and branch offices in Marshall and Savoy, Illinois. On September 30, 2003, the company had $226 million of total assets, $200 million of total liabilities and $26 million of stockholders' equity.

                                      # # #